Exhibit 10.7

AMENDMENT TO THE AMENDED AND RESTATED
EMPLOYMENT AGREEMENT OF PATRICK J. MOORE

This Amendment to the Amended and Restated Employment Agreement of Patrick J. Moore (the “Agreement”) by and between Patrick J. Moore (the “Executive”) and Smurfit-Stone Container Corporation (the “Company”) is made and entered into as of February 15, 2011 (“Amendment Effective Date”).

WHEREAS, the Company and the Executive are parties to that certain employment agreement effective as of the effective date of the Plan of Reorganization (“Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain provisions of that Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.                                      Amendment to Section 1 of the Agreement: Section 1 of the Agreement is hereby amended as follows:

(a)                                  Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

the Company shall employ the Executive as its CEO from the Effective Date of its emergence from bankruptcy proceedings until the Effective Date of the Merger as defined in the Agreement and Plan of Merger by and among Rock-Tenn Company, Sam Acquisition, LLC and Smurfit-Stone Container Corporation dated as of January 23, 2011 (hereinafter referred to as the “Retirement Date”), provided that the Retirement Date may be accelerated to an earlier date (i) by the Board for any reason other than Cause upon thirty (30) calendar days’ advance written notice to the Executive specifying such accelerated Retirement Date (ii) by the Executive if he terminates his employment with the Company for Good Reason or following a Change in Control (as such terms are defined in Section 5 of this Agreement) in accordance with Section 5 of this Agreement; or (iii) due to the Executive’s death (in which case, the Retirement Date shall be the date of the Executive’s death); and

2.                                                  Amendment to Section 3 of the Agreement:  Section 3 of the Agreement is hereby amended as follows:

(a)                                  Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:

Base Salary.  During the Employment Period, subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary at the gross rate of $1,107,000 (the “Base Salary”), payable in installments in accordance with the Company’s executive payroll policy (but not less frequently than monthly), except that effective as of

January 1, 2011, for the remainder of the Employment Period, Company shall instead pay to the Executive a monthly base salary at the gross rate of $295,000 (the “Base Salary”), payable in installments in accordance with the Company’s executive payroll policy (but not less frequently than monthly).  On the Company’s next regularly scheduled pay date following the Amendment Effective Date, the Company shall pay to the Executive a lump sum payment in a gross amount equal to the difference between (i) the base salary at the gross monthly rate of $295,000 for the pay periods between January 1, 2011 and the Amendment Effective Date and (ii) the base salary already paid to the Executive, at the gross annual rate of $1,107,000, for the pay periods between January 1, 2011 and the Amendment Effective Date.

(b)                                 Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:

Incentive Compensation.  During the Employment Period, subject to the terms and conditions herein, the Executive shall be eligible to participate in the Company’s annual incentive plan(s), including without limitation the Company’s Management Incentive Plan (“MIP”), with an initial target level incentive bonus percentage for the 2010 MIP equal to 125% of the Executive’s Base Salary and a subsequent target level incentive bonus percentage for the 2010 MIP (that shall become effective at such time as set forth in, and in accordance with, the terms of the 2010 MIP) equal to 115% of the Executive’s Base Salary, provided that the gross amount of any such annual incentive bonus payment to the Executive under the 2010 MIP shall be reduced by $30,000 at the time that such bonus is paid, and further provided that such reduction in such 2010 MIP bonus payment shall not be considered, and shall be excluded, for purposes of determining any other amounts to which the Executive is or may be entitled under any other provision of this Agreement (including without limitation Sections 4 and 8) or otherwise.  Notwithstanding the foregoing, Executive shall not be entitled to participate in or receive any payments under the 2011 Management Incentive Plan.

(c)                                  Section 3(e) of the Agreement is hereby amended and restated in its entirety as follows:

Executive Plans and Programs.  During the Employment Period, the Executive shall be entitled to participate on substantially the same basis as the Company’s other senior executive officers in any executive benefit plans offered by the Company, except that the Executive shall not be entitled to receive any emergence equity grant pursuant to the Company’s Plan of Reorganization or Equity Incentive Plan and shall not be entitled to participate in or receive any payments under the 2011 Management Incentive Plan.

3.                                                  Amendment to Section 4 of the Agreement:  Section 4 of the Agreement is hereby amended as follows:

(d)                                 Section 4(e) of the Agreement is hereby deleted and is null and void.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

PATRICK J. MOORE		SMURFIT-STONE CONTAINER
CORPORATION

/s/ Patrick J. Moore		By:	/s/ Craig A. Hunt

Date:	February 15, 2011	Position:	Chief Administrative and General Counsel

		Date:	February 15, 2011